Exhibit 99.2

FOR IMMEDIATE RELEASE

MATRIX SERVICE COMPANY ANNOUNCES DEFINITIVE AGREEMENT

FOR $22 MILLION TO CONSTRUCT TANKAGE AT TERMINAL FACILITY

TULSA, OK – October 5, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that Matrix Service Inc., its wholly owned subsidiary, has executed a Lump Sum Turnkey Agreement with Plains Marketing, L.P., a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA) for the engineering and construction of seven tanks in a new 3.2 million barrel crude oil storage and terminalling facility at St. James, Louisiana. Construction is currently underway at the site, with tank construction expected to begin in December. The terminal is scheduled to be operational in 2007.

The Lump Sum Turnkey agreement is valued at approximately $22 million. Mike Hall, President and CEO of Matrix Service, said, “Matrix Service is very excited to continue its long-standing relationship with Plains All American Pipeline, L.P. on the new facility at St. James, Louisiana. Our team is looking forward to another successful project.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:

Les Austin	Trúc N. Nguyen
Vice President Finance and CFO	The Global Consulting Group, Inc.
Matrix Service Company	646/284-9418
918/838-8822	tnguyen @hfgcg.com
laustin@matrixservice.com